Exhibit 23.2

February 12, 2017
Mr. Eric Haas Kosmos Energy, LLC 8176 Park Lane, Suite 500 Dallas, Texas 75231

We hereby consent to (1) the reference of our firm and to the use of our reports of the Jubilee Field and TEN Project Area effective December 31, 2016 and dated January 13, 2017, in the Kosmos Energy Ltd. Annual Report on Form 10‑K for the year ended December 31, 2016, to be filed with the U.S. Securities Exchange Commission on or about February 27, 2017; and (2) the incorporation by reference of our reports of the Jubilee Field and TEN Project Area effective December 31, 2016 and dated January 13, 2017 in the Kosmos Energy Ltd. Registration Statements (Form S‑8, No. 333‑174234 and Form S-8, No. 333-207259) and Registration Statement (Form S‑3, No. 333‑205144) and in any related prospectus, including any reference to our firm under the heading “Experts” in such prospectus.

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F‑1580